Exhibit 99.1

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

Company Highlights:

•	Diversified, annuity-based operating platform with a multifamily focus that generates strong distributable earnings and dividends in all cycles

•	GAAP net income of $0.40 and distributable earnings of $0.55 per diluted common share[1]

•	Raised cash dividend on common stock to $0.38 per share, our 8th consecutive quarterly increase representing a 27% increase over that span

•	Successfully raised $215 million of accretive capital and increased warehouse capacity by $400 million to fund the significant growth of our structured portfolio

Structured Business:

•	Portfolio growth of 17% from strong loan originations of $2.83 billion

•	Closed a $2.05 billion collateralized securitization vehicle

Agency Business:

•	Loan originations of $838.5 million and a servicing portfolio of $27 billion

•	Closed our 4th private label securitization totaling $489 million

Uniondale, NY, May 6, 2022 -- Arbor Realty Trust, Inc. (NYSE: ABR), today announced financial results for the first quarter ended March 31, 2022. Arbor reported net income for the quarter of $64.1 million, or $0.40 per diluted common share, compared to net income of $69.5 million, or $0.55 per diluted common share for the quarter ended March 31, 2021. Distributable earnings for the quarter was $92.9 million, or $0.55 per diluted common share, compared to $75.1 million, or $0.52 per diluted common share for the quarter ended March 31, 2021.1

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 2

Agency Business

Loan Origination Platform

	Agency Loan Volume (in thousands)
	Quarter Ended
	March 31, 2022	December 31, 2021
Fannie Mae	$449,680	$968,105
Freddie Mac	299,072	437,847
Private Label	72,896	282,038
FHA	11,990	148,647
SFR-Fixed Rate	4,871	57,709
Total Originations	$838,509	$1,894,346

Total Loan Sales	$1,586,715	$2,084,211

Total Loan Commitments	$975,132	$1,836,799

For the quarter ended March 31, 2022, the Agency Business generated revenues of $65.9 million, compared to $111.7 million for the fourth quarter of 2021. Gain on sales, including fee-based services, net on the GSE/Agency business was $15.3 million for the quarter, reflecting a margin of 1.39%, compared to $22.2 million and 1.52% for the fourth quarter of 2021. Income from mortgage servicing rights was $15.3 million for the quarter, reflecting a rate of 1.57% as a percentage of loan commitments, compared to $34.5 million and 1.88% for the fourth quarter of 2021.

At March 31, 2022, loans held-for-sale was $337.0 million which was primarily comprised of unpaid principal balances totaling $332.9 million, with financing associated with these loans totaling $301.8 million.

The Company closed its fourth private label securitization totaling $489.3 million. The Company originated and sold multifamily mortgage loans to the securitization and is the primary servicer. The Company retained subordinate certificate interests in the securitization of $43.4 million, in satisfaction of credit risk retention requirements.

Fee-Based Servicing Portfolio

The Company’s fee-based servicing portfolio totaled $26.96 billion at March 31, 2022 and excludes $88.9 million of private label loans originated that were not yet securitized. Servicing revenue, net was $21.1 million for the quarter and consisted of servicing revenue of $36.0 million, net of amortization of mortgage servicing rights totaling $15.0 million.

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 3

	Fee-Based Servicing Portfolio ($ in thousands)
	As of March 31, 2022			As of December 31, 2021
	UPB	Wtd. Avg. Fee	Wtd. Avg. Life (years)	UPB	Wtd. Avg. Fee	Wtd. Avg. Life (years)
Fannie Mae	$18,781,611	0.534%	8.1	$19,127,397	0.535%	8.0
Freddie Mac	4,792,764	0.267%	9.3	4,943,905	0.271%	9.3
Private Label	2,200,206	0.200%	8.4	1,711,326	0.200%	8.3
FHA	999,446	0.153%	20.9	985,063	0.154%	21.0
SFR-Fixed Rate	190,590	0.200%	6.4	191,698	0.200%	6.5
Total	$26,964,617	0.443%	8.8	$26,959,389	0.449%	8.8

Loans sold under the Fannie Mae program contain an obligation to partially guarantee the performance of the loan (“loss-sharing obligations”) and includes $34.4 million for the fair value of the guarantee obligation undertaken at March 31, 2022. The Company recorded a $0.6 million reversal of provision for loss sharing associated with CECL for the first quarter of 2022. At March 31, 2022, the Company’s total CECL allowance for loss-sharing obligations was $21.0 million, representing 0.11% of the Fannie Mae servicing portfolio.

Structured Business

Portfolio and Investment Activity

•	Significant growth in the portfolio of $2.01 billion, or 16.5%

•	Originated 125 loans totaling $2.83 billion, consisted primarily of multifamily bridge loans totaling $2.69 billion

•	Payoffs and pay downs on 36 loans totaling $666.6 million

•	Committed to fund $83.3 million single-family rental loans

At March 31, 2022, the loan and investment portfolio’s unpaid principal balance, excluding loan loss reserves, was $14.17 billion, with a weighted average current interest pay rate of 4.38%, compared to $12.16 billion and 4.26% at December 31, 2021. Including certain fees earned and costs associated with the loan and investment portfolio, the weighted average current interest pay rate was 4.74% at March 31, 2022, compared to 4.62% at December 31, 2021.

The average balance of the Company’s loan and investment portfolio during the first quarter of 2022, excluding loan loss reserves, was $13.02 billion with a weighted average yield of 4.86%, compared to $10.46 billion and 5.03% for the fourth quarter of 2021. The decrease in average yield was primarily due to lower rates on originations when compared to runoff.

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 4

During the first quarter of 2022, the Company recorded a $3.1 million provision for loan losses associated with CECL on the Company’s loan and investment portfolio. At March 31, 2022, the Company’s total allowance for loan losses was $116.4 million. The Company had four non-performing loans with a carrying value of $25.2 million, before related loan loss reserves of $5.1 million, compared to three loans with a carrying value of $22.7 million, before related loan loss reserves of $2.6 million as of December 31, 2021.

Financing Activity

The Company completed its 18th collateralized securitization vehicle to date totaling $2.05 billion of real estate related assets and cash. Investment grade-rated notes totaling $1.65 billion were issued, and the Company retained subordinate interests in the issuing vehicle of $397.2 million. The facility has a two-and-a-half-year asset replenishment period and an initial weighted average interest rate of 1.81% over compounded SOFR, excluding fees and transaction costs.

The Company completed the unwind of a previously issued CLO, redeeming $441.0 million of outstanding notes, which were repaid primarily from the refinancing of the remaining assets primarily within the $2.05 billion CLO described above, as well as with cash held by this CLO, and expensed $1.4 million of deferred financing fees into loss on extinguishment of debt on the consolidated statements of income.

The balance of debt that finances the Company’s loan and investment portfolio at March 31, 2022 was $12.86 billion with a weighted average interest rate including fees of 2.81% as compared to $11.17 billion and a rate of 2.61% at December 31, 2021. The average balance of debt that finances the Company’s loan and investment portfolio for the first quarter of 2022 was $11.99 billion, as compared to $9.38 billion for the fourth quarter of 2021. The average cost of borrowings for both the first quarter of 2022 and fourth quarter of 2021 was 2.65%.

Capital Markets

The Company issued 7.5 million shares of common stock in a public offering, including the underwriters’ exercise of their over-allotment option, receiving net proceeds of $123.7 million.

The Company completed a public offering of 3.3 million additional shares of its 6.25% Series F fixed-to-floating cumulative redeemable preferred stock, including the underwriters’ exercise of their over-allotment option, generating net proceeds of $77.1 million.

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

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Dividends

The Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.38 per share of common stock for the quarter ended March 31, 2022, the Company’s eighth consecutive quarterly increase, representing a 27% increase over that time span. The dividend is payable on May 31, 2022 to common stockholders of record on May 20, 2022. The ex-dividend date is May 19, 2022.

Earnings Conference Call

The Company will host a conference call today at 10:00 a.m. Eastern Time. A live webcast and replay of the conference call will be available at www.arbor.com in the investor relations section of the Company’s website, or you can access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (866) 518-6930 for domestic callers and (203) 518-9797 for international callers. Please use participant passcode ABRQ122 when prompted by the operator.

A telephonic replay of the call will be available until May 13, 2022. The replay dial-in numbers are (800) 839-5152 for domestic callers and (402) 220-2694 for international callers.

About Arbor Realty Trust, Inc.

Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, single-family rental (SFR) portfolios, and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a leading Fannie Mae DUS® lender and Freddie Mac Optigo® Seller/Servicer, and an approved FHA Multifamily Accelerated Processing (MAP) lender. Arbor’s product platform also includes bridge,  CMBS, mezzanine and preferred equity loans. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.

Safe Harbor Statement

Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, changes in economic conditions generally, and the real estate markets specifically, in particular, due to the uncertainties created by the COVID-19 pandemic, continued ability to source new investments, changes in interest rates and/or credit spreads, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2021 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 6

1. Non-GAAP Financial Measures

During the quarterly earnings conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A supplemental schedule of non-GAAP financial measures and the comparable GAAP financial measure can be found on the last page of this release.

Contact:	Arbor Realty Trust, Inc. Paul Elenio, Chief Financial Officer 516-506-4422 pelenio@arbor.com

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 7

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income - (Unaudited)
($ in thousands—except share and per share data)

	Quarter Ended March 31,
	2022	2021
Interest income	$166,698	$91,144
Interest expense	82,559	42,184
Net interest income	84,139	48,960

Other revenue:
Gain on sales, including fee-based services, net	1,656	28,867
Mortgage servicing rights	15,312	36,936
Servicing revenue, net	21,054	15,536
Property operating income	295	-
Gain (loss) on derivative instruments, net	17,386	(3,220)
Other income, net	3,200	681
Total other revenue	58,903	78,800

Other expenses:
Employee compensation and benefits	42,025	42,974
Selling and administrative	14,548	10,818
Property operating expenses	535	143
Depreciation and amortization	1,983	1,755
Provision for loss sharing (net of recoveries)	(662)	1,652
Provision for credit losses (net of recoveries)	2,358	(1,075)
Total other expenses	60,787	56,267

Income before extinguishment of debt, sale of real estate, income from equity affiliates, and income taxes	82,255	71,493
Loss on extinguishment of debt	(1,350)	(1,370)
Gain on sale of real estate	-	1,228
Income from equity affiliates	7,212	22,251
Provision for income taxes	(8,188)	(12,492)

Net income	79,929	81,110

Preferred stock dividends	9,056	1,888
Net income attributable to noncontrolling interest	6,816	9,743
Net income attributable to common stockholders	$64,057	$69,479

Basic earnings per common share	$0.42	$0.55
Diluted earnings per common share	$0.40	$0.55

Weighted average shares outstanding:
Basic	153,420,238	125,235,405
Diluted	185,431,404	143,958,433

Dividends declared per common share	$0.37	$0.33

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 8

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
($ in thousands—except share and per share data)

	March 31,	December 31,
	2022	2021
	(Unaudited)
Assets:
Cash and cash equivalents	$350,814	$404,580
Restricted cash	517,090	486,690
Loans and investments, net (allowance for credit losses of $116,382 and $113,241)	13,978,283	11,981,048
Loans held-for-sale, net	336,959	1,093,609
Capitalized mortgage servicing rights, net	422,036	422,734
Securities held-to-maturity, net (allowance for credit losses of $2,043 and $1,753)	161,696	140,484
Investments in equity affiliates	96,836	89,676
Due from related party	53,744	84,318
Goodwill and other intangible assets	99,587	100,760
Other assets	291,861	269,946
Total assets	$16,308,906	$15,073,845

Liabilities and Equity:
Credit facilities and repurchase agreements	$4,302,819	$4,481,579
Collateralized loan obligations	7,099,770	5,892,810
Senior unsecured notes	1,281,489	1,280,545
Convertible senior unsecured notes, net	262,483	259,385
Junior subordinated notes to subsidiary trust issuing preferred securities	142,570	142,382
Due to related party	12,812	26,570
Due to borrowers	106,796	96,641
Allowance for loss-sharing obligations	55,172	56,064
Other liabilities	272,947	287,885
Total liabilities	13,536,858	12,523,861

Equity:
Arbor Realty Trust, Inc. stockholders' equity:
Preferred stock, cumulative, redeemable, $0.01 par value: 100,000,000 shares authorized, shares issued and outstanding by period:	633,734	556,163
Special voting preferred shares - 16,325,095 shares 6.375% Series D - 9,200,000 shares 6.25% Series E - 5,750,000 shares 6.25% Series F - 11,342,000 and 8,050,000 shares
Common stock, $0.01 par value: 500,000,000 shares authorized - 160,198,115 and 151,362,181 shares issued and outstanding	1,602	1,514
Additional paid-in capital	1,927,621	1,797,913
Retained earnings	75,828	62,532
Total Arbor Realty Trust, Inc. stockholders’ equity	2,638,785	2,418,122

Noncontrolling interest	133,263	131,862
Total equity	2,772,048	2,549,984

Total liabilities and equity	$16,308,906	$15,073,845

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 9

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Statement of Income Segment Information - (Unaudited)
(in thousands)

	Quarter Ended March 31, 2022

	Structured Business	Agency Business	Other / Eliminations (1)	Consolidated
Interest income	$156,260	$10,438	$-	$166,698
Interest expense	78,202	4,357	-	82,559
Net interest income	78,058	6,081	-	84,139

Other revenue:
Gain on sales, including fee-based services, net	-	1,656	-	1,656
Mortgage servicing rights	-	15,312	-	15,312
Servicing revenue	-	36,026	-	36,026
Amortization of MSRs	-	(14,972)	-	(14,972)
Property operating income	295	-	-	295
Gain on derivative instruments, net	-	17,386	-	17,386
Other income, net	3,196	4	-	3,200
Total other revenue	3,491	55,412	-	58,903

Other expenses:
Employee compensation and benefits	15,487	26,538	-	42,025
Selling and administrative	7,409	7,139	-	14,548
Property operating expenses	535	-	-	535
Depreciation and amortization	810	1,173	-	1,983
Provision for loss sharing (net of recoveries)	-	(662)	-	(662)
Provision for credit losses (net of recoveries)	2,069	289	-	2,358
Total other expenses	26,310	34,477	-	60,787

Income before extinguishment of debt, income from equity affiliates, and income taxes	55,239	27,016	-	82,255
Loss on extinguishment of debt	(1,350)	-	-	(1,350)
Income from equity affiliates	7,212	-	-	7,212
Provision for income taxes	(1,432)	(6,756)	-	(8,188)

Net income	59,669	20,260	-	79,929

Preferred stock dividends	9,056	-	-	9,056
Net income attributable to noncontrolling interest	-	-	6,816	6,816
Net income attributable to common stockholders	$50,613	$20,260	$(6,816)	$64,057

(1) Includes income allocated to the noncontrolling interest holders not allocated to the two reportable segments.

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 10

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Balance Sheet Segment Information - (Unaudited)
(in thousands)

	March 31, 2022
	Structured Business	Agency Business	Consolidated
Assets:
Cash and cash equivalents	$90,106	$260,708	$350,814
Restricted cash	498,412	18,678	517,090
Loans and investments, net	13,978,283	-	13,978,283
Loans held-for-sale, net	-	336,959	336,959
Capitalized mortgage servicing rights, net	-	422,036	422,036
Securities held-to-maturity, net	-	161,696	161,696
Investments in equity affiliates	96,836	-	96,836
Goodwill and other intangible assets	12,500	87,087	99,587
Other assets	282,065	63,540	345,605
Total assets	$14,958,202	$1,350,704	$16,308,906

Liabilities:
Debt obligations	$12,787,332	$301,799	$13,089,131
Allowance for loss-sharing obligations	-	55,172	55,172
Other liabilities	268,454	124,101	392,555
Total liabilities	$13,055,786	$481,072	$13,536,858

Arbor Realty Trust Reports First Quarter 2022 Results and Increases Quarterly Dividend to $0.38 per Share

May 6, 2022	Page 11

ARBOR REALTY TRUST, INC. AND SUBSIDIARIES

Reconciliation of Distributable Earnings to GAAP Net Income - (Unaudited)

 ($ in thousands—except share and per share data)

	Quarter Ended March 31,
	2022	2021
Net income attributable to common stockholders	$64,057	$69,479

Adjustments:
Net income attributable to noncontrolling interest	6,816	9,743
Income from mortgage servicing rights	(15,312)	(36,936)
Deferred tax (benefit) provision	(1,720)	4,486
Amortization and write-offs of MSRs	27,669	18,032
Depreciation and amortization	2,569	2,700
Loss on extinguishment of debt	1,350	1,370
Provision for credit losses, net	1,696	(277)
(Gain) loss on derivative instruments, net	(298)	3,220
Stock-based compensation	6,092	3,330

Distributable earnings (1)	$92,919	$75,147
Diluted distributable earnings per share (1)	$0.55	$0.52

Diluted weighted average shares outstanding (1) (2)	170,363,021	143,958,433

(1) Amounts are attributable to common stockholders and OP Unit holders. The OP Units are redeemable for cash, or at the Company's option for shares of the Company's common stock on a one-for-one basis.

(2) Beginning in the first quarter of 2022, the diluted weighted average shares outstanding were adjusted to exclude the potential shares issuable upon conversion and settlement of the Company's convertible senior notes principal balance. Excluding the effect of a potential conversion in shares until a conversion occurs is consistent with past treatment and other unrealized adjustments to distributable earnings. For the quarter ended March 31, 2022, the diluted weighted average shares outstanding excluded 15,068,383 of these potentially issuable shares.

The Company is presenting distributable earnings because management believes it is an important supplemental measure of the Company's operating performance and is useful to investors, analysts and other parties in the evaluation of REITs and their ability to provide dividends to stockholders. Dividends are one of the principal reasons investors invest in REITs. To maintain REIT status, REITs are required to distribute at least 90% of their REIT-taxable income. The Company considers distributable earnings in determining its quarterly dividend and believes that, over time, distributable earnings is a useful indicator of the Company's dividends per share.

The Company defines distributable earnings as net income (loss) attributable to common stockholders computed in accordance with GAAP, adjusted for accounting items such as depreciation and amortization (adjusted for unconsolidated joint ventures), non-cash stock-based compensation expense, income from MSRs, amortization and write-offs of MSRs, gains/losses on derivative instruments primarily associated with Private Label loans not yet sold and securitized, the tax impact on cumulative gains/losses on derivative instruments associated with Private Label loans sold during the periods presented, changes in fair value of GSE-related derivatives that temporarily flow through earnings, deferred tax provision (benefit), CECL provisions for credit losses (adjusted for realized losses as described below), amortization of the convertible senior notes conversion option (in comparative periods prior to 2022) and gains/losses on the receipt of real estate from the settlement of loans (prior to the sale of the real estate). The Company also adds back one-time charges such as acquisition costs and one-time gains/losses on the early extinguishment of debt and redemption of preferred stock.

The Company reduces distributable earnings for realized losses in the period management determines that a loan is deemed nonrecoverable in whole or in part. Loans are deemed nonrecoverable upon the earlier of: (1) when the loan receivable is settled (i.e., when the loan is repaid, or in the case of foreclosure, when the underlying asset is sold); or (2) when management determines that it is nearly certain that all amounts due will not be collected. The realized loss amount is equal to the difference between the cash received, or expected to be received, and the book value of the asset.

Distributable earnings is not intended to be an indication of the Company's cash flows from operating activities (determined in accordance with GAAP) or a measure of its liquidity, nor is it entirely indicative of funding the Company's cash needs, including its ability to make cash distributions. The Company's calculation of distributable earnings may be different from the calculations used by other companies and, therefore, comparability may be limited.